Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks in brackets denote omissions.

AGREEMENT AND AMENDMENT TO THE

EXCLUSIVE LICENSE AGREEMENT

This Agreement and Amendment to the Collaborative Research & License Agreement (this “Amendment”) is dated as of September 17, 2009 (the “Amendment Effective Date”) by and between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc, a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Collaborative Research & License Agreement (the “Agreement”) entered into as of August 13, 2007 (the “Agreement Effective Date”), by and between Icagen and Pfizer.

WHEREAS, on the Agreement Effective Date, Pfizer and Icagen entered into the Agreement pursuant to which Icagen granted to Pfizer an exclusive license under certain patents and technology to develop and commercialize Compounds and Products and the parties are engaged in the Research Program;

WHEREAS, the parties hereto desire to extend the Research Term and to otherwise amend the Agreement as set forth herein; and

WHEREAS, the parties previously extended the Research Term to September 30, 2009.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Agreements by the Parties.

1.A In accordance with Section 2.1 of the Agreement, the Research Term is hereby extended for one additional year, such extension term (the “Third Commitment Year”) commencing October 1st, 2009 and continuing through September 30, 2010.

1.B The Research Plan for the Third Commitment Year has been approved by Pfizer and Icagen as of the Amendment Effective Date.

1.C Upon expiration or termination of the Research Term, each party agrees to return or destroy any left-over Screening Compounds (i.e., screening sets of compounds for which structures are not provided by the party providing such compounds) provided by the other party.

2. Specific Amendments to the Agreement.

2.A Section 1.36 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.36 “Research Compound” means an Icagen Compound, Pfizer Compound or Joint Compound that was or is screened in the Research Program (or that is deemed to be a Compound pursuant to Section 2.3(c)), and that has activity against a Research Target.”

2.B Section 1.39 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.39 “Research Target(s)” means any (or all) as the context requires of the following ion channel targets identified in the Research Plan: [**] (also referred to herein as “Research Target 1”), [**] (also referred to herein as “Research Target 2”) and [**] (also referred to herein as “Research Target 3”).”

2.C The following new Section 1.45 is hereby inserted into the Agreement immediately following Section 1.44 of the Agreement:

“1.45 “Exploratory IND or Exploratory CTA (Clinical Trials Application) Study” means an exploratory human clinical study completed primarily to obtain pharmacokinetic or pharmacodynamic information as is described in “Guidance for Industry, Investigators and Reviewers – Exploratory IND Studies,” dated January 2006, published by the FDA’s Center for Drug Evaluation and Research and in the recently revised ICH M3 guidance. For the avoidance of doubt, Exploratory IND or Exploratory CTA Studies involve a limited number of subjects with a limited range of doses for a limited period of time and are consistent with Attachment A of the above referenced guidance document and shall not constitute Phase I Trials or their foreign equivalents for the purposes of this Agreement.”

2.D Section 2.4(d) of the Agreement is hereby amended by striking the following phrase from the first sentence thereof: “… and thereafter as needed for the purpose described in Section 2.8(b)…”

2.E Section 2.4(h) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(h) Dissolution. The Joint Research Committee shall dissolve at the end of the Research Term unless the parties agree to keep the Joint Research Committee in existence for a period of time after the end of the Research Term as necessary or desirable to permit the Joint Research Committee to complete its remaining responsibilities, if any, pursuant to Section 2.8.”

2.F Section 2.5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Reports. During the Research Term, Pfizer and Icagen each shall furnish to the Joint Research Committee such reasonable presentations and summaries of Research Program activities and results for inclusion in the Joint Research Committee meeting minutes as the parties shall mutually agree.”

2.I Section 2.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.8 Collaboration Compounds.

(a) Any Icagen Compound, Pfizer Compound or Joint Compound that was or is screened in the Research Program (or that is deemed to be a Compound pursuant to Section 2.3(c)) and that is determined not to have activity against any Research Target shall not constitute a Research Compound and shall cease to be subject to the Research Program. With respect to any such Compound that ceases to be subject to the Research Program (i) that is a Pfizer Compound, Icagen shall have no rights therein pursuant to this Agreement except as otherwise set forth in Sections 3.2 and 4, (ii) that is an Icagen Compound, Pfizer shall have no rights therein pursuant to this Agreement except as otherwise set forth in Section 3.2 and (iii) that is a Joint Compound, the parties shall have the rights therein set forth in Sections 3.2 and 3.5.

(b) Subject to the expiration of Pfizer’s right to designate Icagen Compounds as Candidate Compounds as set forth in Section 2.8(c), Pfizer shall determine whether to prepare a [**] attached to the Research Plan) as to any Research Compound, and the appropriate governance body within Pfizer shall determine whether any Research Compound that is the subject of such a Notice shall be designated a Candidate Compound. Subject to the expiration of Pfizer’s right to designate Icagen Compounds as Candidate Compounds as set forth in Section 2.8(c), any Research Compound that is clinically developed by Pfizer or any of its Affiliates or sublicensees for a Research Target Indication at any time after the Effective Date and as to which, at the time of commencement of the first Phase I Trial of such Compound, the modulation of a Research Target by such Compound is or would reasonably be expected to be material to its therapeutic effect, shall be deemed to be a Candidate Compound. Pfizer shall notify Icagen of any such designation (or initiation of clinical trials) within [**] days of the date that such event occurs.

(c) Notwithstanding anything in this Agreement to the contrary, Pfizer shall have no rights pursuant to this Agreement to any Icagen Compound that is eliminated from the Research Program pursuant to Section 2.8(a) or is not designated by Pfizer as a Candidate Compound within [**] months after the end of the Research Term, except as provided in Section 3.2. Nothing in this Section 2.8 shall be construed as limiting in any way the other terms of this Agreement, including but not limited to, the provisions of Section 2.3 and Section 7.1.”

2.J Section 4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.2 Research Funding. During the first two Commitment Years, the annual research funding for each such year of the Research Term shall be five million five hundred thousand US Dollars ($5,500,000), which shall be payable by Pfizer to Icagen in equal quarterly installments in advance for research and development activities scheduled to be performed by [**] FTEs at Icagen during each three (3) month quarterly period. During the Third Commitment Year (as defined in the Agreement and Amendment hereto dated September 17, 2009), the annual research funding shall be four million nine hundred thirty thousand US Dollars ($4,930,000), which shall be payable by Pfizer to Icagen in equal quarterly installments in advance for research and development activities scheduled to be performed by [**] FTEs at Icagen during each three (3) month quarterly period. Notwithstanding the foregoing, if during the Third Commitment Year Icagen is acquired by or otherwise becomes an Affiliate of a major pharmaceutical company other than Pfizer or any of Pfizer’s Affiliates, then Pfizer may elect to terminate the Research Term upon notice to Icagen of such election and if Pfizer has not already paid for such FTEs in advance, make a payment to Icagen equal to [**] of FTE costs. If Icagen enters into such an acquisition or other transaction pursuant to which Icagen is acquired by or otherwise becomes an Affiliate of a major pharmaceutical company other than Pfizer or any of Pfizer’s Affiliates, Icagen will take reasonable steps to ensure that Pfizer’s Confidential Information related to the Research Program is maintained strictly in accordance with Section 6 and not used by such major pharmaceutical company for any other purpose.”

2.K The following new row (m) is hereby inserted into the table in Section 4.4 of the Agreement immediately below row l therein:

m. Commencement (dosing of first subject) of each of the first three Exploratory IND or Exploratory CTA Studies in any country**	$[**]

2.L The footnote (*) at the bottom of the table in Section 4.4 of the Agreement is hereby amended and restated to read as follows:

“* Includes a deemed designation as set forth in Section 2.8(b).”

2.M The following new footnote (**) is hereby inserted into the table in Section 4.4 of the Agreement immediately below footnote (*) therein:

“** Any payments made with respect to this Development Event for a Research Target shall be creditable against future payments due with respect to the achievement of the Development Event set forth above in row (b), (c) or (d) for the same Research Target.”

2.N Section 10.4(a) of the Agreement is hereby amended by striking “2.8(c) (second sentence)” therefrom and inserting “2.8(b)” in place of such stricken phrase.

3. Miscellaneous. The parties hereby confirm and agree that, as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

ICAGEN, INC.		PFIZER INC

By:	/s/ P. Kay Wagoner	By:	/s/ Toni M. Hoover, Ph.D.
Name:	P. Kay Wagoner	Name:	Toni M. Hoover, Ph.D.
Title:	CEO	Title:	Senior Vice President, Director,
Groton/New London Laboratories